Exhibit 99.1

Edge Therapeutics Reports Second Quarter Financial Results and Recent Highlights

Initiates EG-1962 Phase 3 NEWTON 2 Study for Aneurysmal Subarachnoid Hemorrhage

Closes $20 Million Debt Facility with Hercules Capital, Inc.

BERKELEY HEIGHTS, N.J., August 3, 2016 — Edge Therapeutics, Inc. (Nasdaq: EDGE), a clinical-stage biotechnology company developing novel hospital-based therapies for the management of acute, life-threatening conditions, today announced financial results for the three months ended June 30, 2016 and recent highlights.

“Edge has made recent significant clinical and corporate progress on multiple fronts,” said Brian A. Leuthner, Edge’s President and Chief Executive Officer. “Our clinical progress is highlighted by the initiation of our Phase 3 NEWTON 2 study of EG-1962 in aneurysmal subarachnoid hemorrhage. On the financial side, we recently closed a $20 million debt facility, which increases our cash position and provides non-dilutive funding at an attractive cost of capital, enabling us to extend our cash runway in order to execute our growth strategy. We are also continuing to build out our management team with the necessary expertise, experience and leadership to help us advance our promising portfolio of life-saving therapies toward commercialization.”

Recent Highlights

•	In May 2016, the U.S. Food and Drug Administration granted Fast Track designation to EG-1962 for the treatment of subarachnoid hemorrhage.
•	In June 2016, the U.S. Patent and Trademark Office granted a new patent covering the use of EG-1962 administered intraventricularly for the treatment of a delayed complication of a brain injury affecting cerebral blood flow.
•	In June 2016, Harry J. Sacks, M.D., FAAP, was appointed Vice President, Clinical Development, thus expanding the team directing the global strategy, planning and execution of Edge’s clinical studies.
•	In July 2016, the first patient was treated in Edge’s pivotal Phase 3 NEWTON 2 (Nimodipine microparticles to Enhance recovery While reducing TOxicity after subarachNoid hemorrhage) clinical study comparing the efficacy and safety of EG-1962 to standard of care oral nimodipine in adults who suffer an aneurysmal subarachnoid hemorrhage (aSAH) resulting from a ruptured brain aneurysm.
•	In August 2016, Edge closed a $20 million dual-tranche term loan with Hercules Capital, Inc. The term loan will be used to refinance existing debt and for general corporate purposes.

Financial Results

Cash Position: Cash, cash equivalents and marketable securities as of June 30, 2016 were $111.0 million, compared with $130.2 million as of December 31, 2015.

Research & Development (R&D) Expenses: R&D expenses were $6.0 million for the three months ended June 30, 2016, compared to $3.2 million in the same period in 2015. The increase in R&D expense was primarily due to increased spending on clinical activities, including preparations for the Phase 3 NEWTON 2 study, increased personnel-related costs and other R&D expenses.

General & Administrative (G&A) Expenses: General and administrative expenses were $3.3 million for the three months ended June 30, 2016, compared to $1.8 million in the same period in 2015. The increase in G&A expense was largely due to stock based compensation expenses, personnel-related costs, professional fees and additional expenses to support public company operations.

Net Loss: Net loss was $9.4 million for the three months ended June 30, 2016, compared to net loss of $5.5 million for the same period in 2015.

Conference Call Details

Edge will host a conference call and webcast today, Wednesday, August 3, 2016 at 8:30 a.m. Eastern time. Please dial (877) 388-5691, or (562) 350-0788 for international callers, and reference participant code 56303947 approximately 15 minutes prior to the call. A replay of the call may be accessed through August 17, 2016 on the investor section of Edge’s website or by dialing (855) 859-2056, or (404) 537-3406 for international callers, and referencing participant code 56303947. A live webcast of the conference call will be available on the investor relations section of Edge’s website at www.edgetherapeutics.com.

About Edge Therapeutics, Inc.
Edge Therapeutics, Inc. (Edge) is a clinical-stage biotechnology company that discovers, develops and seeks to commercialize novel, hospital-based therapies capable of transforming treatment paradigms for the management of acute, life-threatening neurological conditions. EG-1962, Edge’s lead product candidate, has the potential to fundamentally improve patient outcomes and transform the management of aneurysmal subarachnoid hemorrhage, or aSAH, which is bleeding around the brain due to a ruptured brain aneurysm. For additional information about Edge, please visit www.edgetherapeutics.com.

Forward-Looking Statements
This press release and any statements of representatives of Edge Therapeutics, Inc. related thereto that are not historical in nature (including but not limited to upcoming milestones) contain, or may contain, among other things, certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include, without limitation, statements with respect to Edge’s plans, objectives, projections, expectations and intentions and other statements identified by words such as "projects," "may," "will," "could," "would," "should," "believes," "expects," "anticipates," "estimates," "intends," "plans," "potential" or similar expressions, including statements with respect to Edge’s ability to advance its portfolio of therapies towards commercialization. These statements are based upon the current beliefs and expectations of Edge’s management and are subject to significant risks and uncertainties. Actual results may differ significantly from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various risk factors (many of which are beyond Edge's control) as described under the heading "Risk Factors" in Edge’s filings with the United States Securities and Exchange Commission.

Investor Contact:
Gregory Gin
Edge Therapeutics, Inc.
Tel: 1-800-208-EDGE (3343)
Email: ir@edgetherapeutics.com

Media Contact:
Laura Bagby
6 Degrees
Tel: 312-448-8098
Email: lbagby@6degreespr.com

EDGE THERAPEUTICS, INC.
Statements of Operations and Comprehensive Loss

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Operating expenses:
Research and development expenses	$5,975,306	$3,195,244	$11,322,069	$6,066,483
General and administrative expenses	3,288,889	1,765,065	6,974,486	3,076,095

Total operating expenses	9,264,195	4,960,309	18,296,555	9,142,578

Loss from operations	(9,264,195)	(4,960,309)	(18,296,555)	(9,142,578)

Other income (expense):
Warrant remeasurement	-	(350,129)	-	(446,321)
Interest income	49,376	1,338	92,190	1,477
Interest expense	(161,310)	(211,863)	(342,174)	(402,026)

Net loss and comprehensive loss	(9,376,129)	(5,520,963)	(18,546,539)	(9,989,448)

Cumulative dividend on Series C , C-1 and C-2 convertible preferred stock	-	(1,746,334)	-	(2,429,515)

Net loss attributable to common stockholders	$(9,376,129)	$(7,267,297)	$(18,546,539)	$(12,418,963)

Loss per share attributable to common stockholders basic and diluted	$(0.33)	$(4.30)	$(0.64)	$(7.36)

Weighted average common shares outstanding basic and diluted	28,828,449	1,688,475	28,820,678	1,688,475

EDGE THERAPEUTICS, INC.
Balance Sheets

	June 30,	December 31,
	2016	2015
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$111,022,034	$130,189,421
Prepaid expenses and other current assets	793,808	1,081,084
Total current assets	111,815,842	131,270,505

Property and equipment, net	3,461,121	2,766,992
Other assets	142,870	55,161

Total assets	$115,419,833	$134,092,658

LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
Current liabilities:
Accounts payable	$2,854,796	$2,584,249
Accrued expenses	1,519,909	3,734,348
Short term debt	2,389,222	2,271,111
Total current liabilities	6,763,927	8,589,708

Noncurrent liability:
Long term debt	1,899,802	3,025,423

STOCKHOLDERS' EQUITY
Common stock, $0.00033 par value, 75,000,000 shares authorized at June 30, 2016 and December 31, 2015, 28,849,446 shares and 28,810,845 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively.	9,733	9,720
Additional paid-in capital	187,546,880	184,721,777
Accumulated deficit	(80,800,509)	(62,253,970)
Total stockholders' equity	106,756,104	122,477,527

Total liabilities and stockholders' equity	$115,419,833	$134,092,658